Exhibit 99.01

                                     CEPHEID
                          THIRD QUARTER 2006 CONFERENCE
                         NOVEMBER 2, 2006, 4:30 P.M., ET

Operator Good afternoon, ladies and gentlemen, and welcome to the Cepheid third quarter 2006 conference call. At this time, all participants are in a listen-only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs operator assistance at any time during the conference, please press the star followed by zero. As a reminder, this conference is being recorded today, Thursday, November 2, 2006.

                           I would now like to turn the conference over to Lasse Glassen with the Financial Relations Board. Please go ahead.

L. Glassen                 Good afternoon. By now you may have seen our press
                           release announcing our results of operations for the third quarter of 2006, which was distributed over the PR Newswire at 4:00 p.m. Eastern time. For your convenience, the press release has also been made available on our website at www.cepheid.com. In addition, a replay of this conference call will be made available later today.

                           During the course of this call, Cepheid will make forward-looking statements. Because such statements deal with future events, actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in Cepheid's 2005 Annual Report on Form 10-K and in the quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission and in today's press release. Cepheid assumes no obligation to update any such forward-looking statement.

                           With that, it is now my pleasure to introduce Cepheid's Chief Executive Officer, John Bishop. John.

J. Bishop                  Thank you and good afternoon. Joining me on our call
                           this afternoon is John Sluis, our Senior Vice
                           President and Chief Financial Officer.

                           The format for today's call will include an overview of the third quarter and a review of our financial performance for the quarter. This will be subsequently followed with comments on our future outlook for the remainder of 2006 and following these comments we will open the discussion to questions.

                           Reviewing the quarter, our net loss for the third quarter of 2006 was approximately $4.0 million, or $0.07 per share compared to a net loss of approximately $3.3 million, or $0.08 per share for the third quarter of 2005.

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CEPHEID                                                                   PAGE 1

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                           As we previously stated, the provisions of SFAS-123R
                           were implemented during the first quarter which resulted in stock compensation expense impacting our operating results for the first time. Accordingly, included in our Q3 net loss for 2006 was $1.6 million of stock compensation expense. Therefore, without stock compensation expense, our non-GAAP Q3 net loss for 2006 was $2.4 million versus a net loss of $3.3 million in Q3 2005.

                           Continued strong growth in our clinical product sales coupled with good Q3 performance in industrial sales drove a total product sales increase of 18% for the third quarter over the third quarter of 2005.

                           As we have discussed on prior occasions, installation of Biohazard Detection Systems, or BDS, within United States Post Office, or USPS, processing centers was completed during the fourth quarter of 2005. As expected, no sales of additional GeneXpert modules for the USPS program are planned for 2006. For the three and nine months ended September 30, 2005 sales of GeneXpert modules to the USPS were $3.4 million and $10.0 million, respectively. The program continues to run well with over 3.6 million tests run to date with no false positives. We expect the cartridge utilization rate to be approximately the same in '07 as that realized in 2005.

                           The company achieved a significant milestone during the quarter in the clinical market with the 510(k) clearance from the U.S. Food & Drug Administration or FDA to market the Company's Xpert GBS test for Group B Streptococcus on its GeneXpert system. The Xpert(TM) GBS test was also categorized by the FDA as "moderate complexity" under the Clinical Laboratory Improvement Amendments program. The Xpert GBS test is the first amplified molecular diagnostic test utilizing real time PCR to receive the moderate complexity CLIA categorization. This will allow the assay to be performed by institutions registered for CLIA Moderate Complexity in addition to institutions registered for High Complexity.

                           Delivery of our GX XVI, our new 16 module GeneXpert system, was initiated during the quarter and five systems have been installed in hospital accounts. The company also recently disclosed development of our single module system, the GX I, with an integrated computer, touch screen display and bar code scanner and announced plans to develop a new high volume system.

                           The projected completion of these systems is expected to position Cepheid to develop a single diagnostic product line that can be run in a wide range of laboratory environments, from a doctor's office with a single module system to a high volume central laboratories operating in a hospital setting. While this capability has a number of benefits, a key benefit will be the elimination of the need to correlate test results obtained in a doctor's office or other non-central lab setting to test results generated in the central lab. This historically has been a significant problem in the development of testing in an alternate site setting.

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CEPHEID                                                                   PAGE 2

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                           During the quarter, the Company also announced the
                           receipt of a Phase 2 funding from the National Institute of Allergy and Infectious Disease or NIAID for their Small Business Technology Transfer Grant entitled "Sample Processing Cartridges for Rapid PCR TB Detection". Cepheid's academic partner for this program is Dr. David Alland of the University of Medicine and Dentistry of New Jersey. Cepheid and UMDNJ previously announced a program for development of an easy-to-use PCR cartridge that detects the presence of Mycobacterium tuberculosis and also predicts drug resistance in about one hour.

                           This program is being funded by FIND, a Geneva-based non-profit organization partnered with the Bill and Melinda Gates Foundation. The newly awarded NIAID funding will complement these efforts by focusing on development of sample collection devices and on development of proprietary nucleic acid dyes, quenchers, interpretive software and other technologies associated with commercial implementation of a 6-color GeneXpert system.

                           The ultimate goal of both programs is to develop a rapid test with accuracy that is equal to or better than current methods, thus shifting the burden away from culture techniques which require weeks to months to generate the same results.

                           With the advent of ultra drug resistant TB, laboratories are seeking non-culture-based methods for identification because classical methods of identifying this dangerous organism are a hazard to laboratory personnel.

                           Specifically looking at our sales by market for the third quarter, our clinical sales were up by 135% as compared to the third quarter of 2005, reaching $5.8 million and represented approximately 26% of our total product sales as compared to 13% of our product sales in the third quarter of 2005.

                           Sales in the Industrial market for the third quarter were up 28% reaching $4.8 million and represented approximately 21% of our total product sales as compared to 19% of total product sales in the third quarter of 2005.

                           Biothreat sales for the third quarter were down by 7% at $12.1 million and represented approximately 53% of our total product sales. This is compared to 68% of total products sales in the third quarter of 2005. The decrease was due to the previously noted completion of the installation of the USPS BDS units.

                           Geographically, our product sales for the third quarter were derived as follows: we had 87% in North America; 10% in Europe; and 3% in Japan and the rest of the world. This is compared to 95% in North America; 3% in Europe; and 2% in Japan and the rest of the world in the prior year quarter.

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CEPHEID                                                                   PAGE 3

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                           Our product mix for instruments versus reagents and
                           disposables for the third quarter was 32% for instruments and 68% for reagents as compared to 43% for instruments and 57% for reagents for the prior year quarter.

                           We also announced our first acquisition of technology during the quarter relating to diagnostic markers with the purchase of Actigenics, a small company in Toulouse, France. Actigenics is one of the leaders in the discovery of micro RNAs, a newly identified class of genetic markers that are closely related to gene expression and regulation. Actigenics has developed bioinformatics algorithms that identify proprietary micro RNA candidates with a high degree of confidence, leading to one of the world's largest portfolios of micro RNA diagnostic candidates. Thousands of additional micro RNA candidates have now been identified and are being validated in our discovery pipeline.

                           Recently published studies indicate that micro RNA-based cancer markers may potentially provide the basis for cancer detection, classification, prediction of tumor aggressiveness and determination of treatment susceptibility. In addition, we are pursuing micro RNA-based markers of infection and inflammation.

                           Via this acquisition, Cepheid now possesses both therapeutic and diagnostic rights to approximately 150 validated micro RNAs. We currently plan to out-license the therapeutic applications of these micro RNA targets as appropriate. However, we plan on maintaining the opportunity to develop diagnostic tests based on all our validated candidates, whether or not they are linked to such therapeutic applications.

                           Moving to our third quarter 2006 financial performance, John Sluis, our CFO will walk us through our performance highlights.

J. Sluis Good afternoon. Total product sales for the third quarter of 2006 increased 18% to approximately $22.6 million from $19.2 million for the third quarter of last year and year-to-date sales of approximately $60.8 million represent a 4% increase from the first nine months of last year.

                           As John has mentioned, during the third quarter strong sales growth in the clinical market of 135% combined with a 28% increase in industrial market sales offset the planned decrease in Biothreat product sales due to the cessation in GeneXpert module sales to the United States Postal Service. Adjusting for the GeneXpert module sales for the third quarter and first nine months of 2005 of $3.4 million and $10.0 million, respectively, sales of all other products increased 43% during the third quarter and 26% for the first nine months of 2006.

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CEPHEID                                                                   PAGE 4

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                           Other revenues decreased 5% to approximately $1.1
                           million for the third quarter of 2006 and decreased 6% to approximately $3.0 million for the first 9 months of this year as compared to $1.2 million in the third quarter of 2005 and $3.2 million in the first 9 months of 2005. The decrease in other revenues for the quarter was driven by a decrease in grant and government sponsored research revenue.

                           Gross margin, excluding stock compensation expense, on product sales for the quarter of 42% compares to 40% for the corresponding prior year quarter. GAAP reported gross margin of 41% for the quarter includes $0.2 million of stock compensation expense. Year-to-date gross margin excluding stock compensation expense was 41% compared to 42% for the first 9 months of 2005. GAAP reported gross margin of 40% for the year-to-date includes $0.5 million of stock compensation expense. The increase in gross margin for the third quarter was due primarily to a more favorable product mix compared to the third quarter of 2005. The decrease in gross margin for the nine months of 2006 was due to a slightly unfavorable product mix over the full course of the first nine months of this year.

                           Research and development expenses for the quarter were $5.6 million, which is $0.8 million or 17% higher, of which $0.6 million is attributed to stock compensation expense. During the third quarter, Actigenics acquisition related expenses of $0.2 million were recorded in the quarter with $45,000 of amortization expense recorded as R&D expense and $139,000 shown separately as expensing of in-process technology. R&D expenses for the first nine months were $17.2 million which is $3.4 million or 25% higher than the same period last year of which $1.9 million is stock option expense. The remainder of the increase for the first nine months is due to the increase in clinical trial expense for the GeneXpert GBS and Enterovirus assay 510(k) submissions to the FDA.

                           SG&A expenses of $6.1 million were $1.6 million or 36% greater than the third quarter of 2005. Out of this $1.6 million increase, approximately $0.8 million was attributed to stock compensation expense. Year-to-date SG&A expenses of $19.2 million were $5.1 million or 36% greater for the first nine months of 2005, of which $2.7 million was due to stock compensation. The remaining increases were primarily due to an expansion of our direct salesforce, increased marketing and product support personnel and promotional costs to support the clinical market. Also included were increases of course in G&A expenses.

                           Collaboration profit sharing expense of $3.8 million and $11.5 million for the quarter and year-to-date compared to $2.9 million and $10.1 million for the same period last year, and represents the sharing of gross margin on biothreat cartridge sales with Applied Biosystems in accordance with our collaboration agreement.

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CEPHEID                                                                   PAGE 5

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                           As John has mentioned, Net loss excluding stock
                           compensation expense for the third quarter of 2006 was approximately $2.4 million compared to a net loss of approximately $3.3 million for the third quarter of 2005. GAAP reported net loss of $4.0 million includes $1.6 million of stock compensation expense and in total results in a net loss of $0.07 per share. Year-to-date net loss excluding stock compensation expense of $12.5 million compares to a net loss of $10.4 million or $0.24 per share for the first 9 months of 2005. GAAP reported net loss was $17.7 million or $0.34 per share. Included in the net loss for the quarter and nine months of 2006 is $0.2 million of Actigenics related acquisition expense.

                           Turning to the balance sheet, total unrestricted cash and marketable securities as of September 30, 2006 was $98.4 million.

                           And now back to John.

J. Bishop                  Moving to our current outlook for 2006 and beyond,
                           subsequent to the close of the quarter, the Company announced the European release of the Xpert MRSA or Methicillin-resistant Staphylococcus aureus test for clinical diagnostic use on the GeneXpert System. The
                           MRSA test was released as a CE IVD Mark product under the European Directive on In Vitro Diagnostic Medical
                           Devices. The Xpert MRSA test is designed to rapidly detect MRSA in patients for surveillance programs to aid in the reduction of hospital acquired infections or HAI.

                           We continue to expect to complete U.S. clinical trials for the Xpert MRSA test by the end of the year and to submit a 510(k) application to the FDA during the first quarter 2007.

                           We also continue to expect to receive word on our regulatory submission for enterovirus meningitis on the GeneXpert System by the end of the year.

                           The GeneXpert system continues to be well received and installation of 52 clinical systems representing 234 operating modules have been completed in the U.S. and Europe.

                           We continue to expect our 2006 product sales to be in the range of $83.0 million to $86.0 million based on anticipated sales from existing and new products and sales expected from the USPS program. We expect our 2006 net loss to be in the range of $12.0 to $14.0 million or $0.23 to $0.27 per share based on expected weighted average shares outstanding of 52.3 million for the year ended December 31, 2006. This is inclusive of additional interest income to be generated from the proceeds of our follow-on offering, but does not include any expenses associated with the Actigenics acquisition.

                           I would now like to open the call for your questions. Operator, do we have any questions at this time?

Operator Thank you. Ladies and gentlemen, at this time we'll begin the question and answer session. If you have a question, please press the star key followed by one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by two. You will hear a three-toned prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

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CEPHEID                                                                   PAGE 6

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Operator                   Our first question comes from Quintin Lai with Robert
                           W. Baird. Please go ahead.

Q. Lai Good afternoon. With respect to the installations in this quarter and then what you just gave with update on the 52 installations in the U.S. and Europe, so are those addition installations year-to-date, I guess inclusive of what's going on in the fourth quarter?

J. Bishop                  Those are inclusive of what's going on in the third
                           quarter, Quintin, as we really didn't get going.
                           We've been moving somewhat in Europe with the GeneXpert program. We nearly didn't get going in the U.S., as you may be aware, until the July timeframe when the GBS was cleared in the U.S. market so I would look at those installations as primarily ramping from the summer timeframe.

Q. Lai Okay. And then for the field installations that you do have that are now running Group B Strep, what are the early returns on how the instrument is preforming and have they been catching Group B Strep?

J. Bishop                  Well we're early right now because actually as we
                           look at the institutions on Group B Strep specifically we have a mixture of accounts that are running. I mean if you look at Europe you're mixing in EV, BCR-able as well as the Group B Strep. Right now in the U.S. specifically on the Group B Strep situation in the U.S. market, there's about 16 accounts who've elected to initiate testing with Group B Strep and as you're aware, they go through a validation process to integrate the test into their laboratory settings so they're currently in that validation start up mode.

                           Now in addition behind that we've got about 54 accounts that are currently past the qualification stage and they're somewhere in the sales process at this point.

Q. Lai And of those ones that are in the process of looking at adopting or putting it in, are they taking advantage of the moderate complexity label that GeneXpert has or are they mainly high complexity labs that are looking at this right now?

J. Bishop                  The initial ones are mainly high complexity labs. We
                           haven't had some of the moderate complexity labs picking up as yet. I would put those in likely a second tier setting.

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CEPHEID                                                                   PAGE 7

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Q. Lai                     Okay. And my final question is you did mention that
                           the guidance excludes the cost of Actigenics. Can you help us out with what to expect on the cost of Actigenics in the fourth quarter?

J. Sluis Well from a standpoint of amortization of intangibles it'll be somewhat minimal, in the neighborhood of 40 or 50. We really are focusing on the third quarter there as it extends to the full year in which we were slightly under $0.2 million.

Q. Lai                     Okay. Thank you.

Operator                   Our next question comes from Derik de Bruin with UBS
                           Please go ahead.

D. de Bruin                Hi. I was wondering if you could give us an update on
                           the fiscal '07 Post Office contract. What have you heard on that and give us some color?

J. Bishop                  Certainly. We're actually anticipating right now,
                           we've received an interim bridging purchase order that we've been shipping against because we completed the other purchase order for this year in September so we're currently shipping against the bridging purchase order and we expect to have the full blown purchase order covering the remainder of '06-'07 period in virtually any day at this point. Our current expectation is that the cartridge volume in the '07 timeframe will be essentially the same as the cartridge volume as seen in the '06 timeframe.

D. de Bruin                Okay, that's very helpful. Now do you have any idea
                           if they're going to be using ... do you have any indication right now if there's a potential of them using the 3 agent test?

J. Bishop                  I think likely, Derik, that they're going to continue
                           to be using the anthrax only cartridge, not the 3 agent cartridge going forward. They right now haven't shown what I would say would be a high level of interest in expanding much beyond the anthrax determination.

D. de Bruin                Okay. You know you had some nice gross margin
                           improvement, sequential gross margin improvement. I guess how do you see the gross margins ramping from here on out?

J. Sluis Basically what we're looking at of course is an improvement in the product mix for our clinical products, basically ones that we have developed and are self-manufactured. Those will carry higher margins than our other products.

                           Secondly, as overall volumes increase, that affects the cost of all of our products. It'll also help to improve our margins. So looking forward we see ourselves basically improving our margins with the increase in clinical sales as the percentage of our total product mix and the overall increase in sales in total.

D. de Bruin                Okay. And when you look at the level of SG&A and R&D
                           spending, do you think you need to ramp significantly to meet your current expectations in terms of clinical trials or salesforce in order to get the GeneXpert launched?

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CEPHEID                                                                   PAGE 8

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J. Sluis                   The GeneXpert ... first of all on the R&D side
                           probably the most significant R&D expense impact will be clinical trial expense and of course we will see that as we go into clinicals with MRSA that will last until that process is complete.

                           In terms of SG&A expenses, probably the most significant expenses there of course will be in promoting our new clinical products and we should see increases in commission expenses and promotional expenses accordingly.

D. de Bruin                Okay. And finally could you update us on the combo
                           test?

J. Bishop                  The combo test right now we're putting primary focus
                           on getting the MRSA test through the clinicals and into the FDA. Work has been initiated on the combo test so that'll get more fully up to speed once we get the single test into the FDA in the first quarter.

                           I might as well take advantage as the question there, Derik, and comment on we had some calls today and some questions on the new CDC guidelines with regard to drug resistant detection and prevention in the hospital setting.

                           The new guidelines that came out on October 19th actually are one of about 5 initiatives, various government initiatives involved in this area. We have one initiative which is having to do with mandatory reporting of hospital acquired infections. Right now there's about 15 states with actual mandatory reporting requirements. There's 5 with study bills and about another 15 states with legislative activities. So a lot of action in this area. As these things develop we believe that it could have potential strong impact on the development of the market.

                           There's some things I'll talk about in a second with regard to the CDC guidelines, but then in addition, there's the Centers for Medicare/Medicaid Services initiative which actually could be implemented in October 2008 and this initiative would call for reductions in Medicare DRG acuity assignments and payments for hospital acquired infections that occurred during the patient's stay. So certainly that could have some substantial impact on the speed of market adoption rates in this area.

                           The other item that I would call out to you specifically is on Page 10 of the CDC guidelines where they're calling for a 4-phased program to help control and prevent the infections and those 4 phases are infection prevention, #1. Number 2, accurate and prompt diagnosis and treatment. Number 3, prudent use of antimicrobials, and 4, prevention and transmission. So as a key thing in there with regard to the accurate and prompt diagnosis because as one reads through the guidelines, one of the primary immediate near term interest and focus is in the ICU units and there that means that you need to have immediately available, 24/7 capability to be able to run these tests. And that means that you really need to be moving away from batch type of testing and be able to do testing which really fits very nicely with the GeneXpert System on being able to do testing as the requirement arises.

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CEPHEID                                                                   PAGE 9

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                           So we're looking at an interesting opportunity and
                           that's why right now we're really focused on getting the initial MRSA product aggressively on the market in the U.S. as we already have in Europe.

D. de Bruin                Great. Thank you very much. I'll get back in the
                           queue.

Operator                   Dan Owezarski with Soliel-Belmont Harbor Capital.
                           Please go ahead.

D. Owezarski               Thanks. Hi, John, hi, John. Can give us an idea in
                           the industrial area who was buying this quarter or really for what kind of usage and should we see it cool off in the next quarter or is it kind of back to normal now?

J. Bishop                  Let me answer your question, the last part of your
                           question first. Frankly we're not unusual in that regard. I mean if you go talk to any number of the life sciences companies where that's much more the full focus of their business, there's a lot of concern these days about overall government funding going into the research areas, a lot of concern about reductions in NIH funding.

                           So I believe that what you're likely going to see in the industrial marketplace not only for ourselves, but for others would be what I call a choppy effect.

                           I think you're going to see some quarters that may be down and others that may be up depending upon the ebb and flow of government funding and specific research programs that end up getting funded during a quarter because also with this we've seen shifting in funding that takes place.

                           So on a similar vein in our last third quarter we've seen they're similar as we have in the past. The sales went into a number of research based programs as well as government surveillance programs.

D. Owezarski               Can you give us any insight as to any specific areas
                           that there was purchasing going on in that industrial area?

J. Bishop                  Not that I would comment on for you right now because
                           it was actually a pretty broad application. We had everything ranging from water testing environmental areas to basic research and looking at other types of environmental tests.

D. Owezarski               Okay. And then to switch to MRSA and the FDA review,
                           do you expect to get any benefit? Could that be shorter now that you have Group B Strep through the pipeline and under your belt? Do you get any benefit from this being kind of your second, third submission to the FDA as far as shortening these timetables for review?

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CEPHEID                                                                  PAGE 10

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J. Bishop                  The short answer to that would be yes that would be
                           the expectation. We took longer, our actual time post the date of log-in from the FDA on the Group B Strep was 146 days there, but that was a first in class and they had to establish a whole new classification which has now been done for amplified moderate complexity molecular tests.

                           So I would expect that we should get the benefit of the classification that's already been established as we go forward with the MRSA. Now I should also comment looking at the EV, I mean we've now been there 199 days since the initial log-in date to the FDA, but this is another example of a first in class type of determination in the viral area.

D. Owezarski               Okay. And then to move to the GX-1, do you have a
                           timetable as to development, product launch or even just rough guideline there?

J. Bishop                  Rough guideline on that one would be that we would
                           expect to be delivering the product around the fourth quarter of next year '07.

D. Owezarski               And then for John Sluis just one last one. On SG&A it
                           looked like it was down pretty well on a sequential basis dramatically. Was there a one time charge?
                           Could you refresh our memories in the second quarter of why is the difference sequentially down here?

J. Sluis For SG&A I'm taking a look at that. I think from the standpoint of we probably were looking at some increased expenses in two areas. First would be legal expenses as we pursue resolution of a couple of items and secondly in the financial area, we did extensive work in accounting for purposes of documentation for S-Ox 404 requirements and both of those combined can add significant cost. And also selling was a strong push in the second quarter and as a result a little bit of a bulge there, yes.

D. Owezarski               Okay. And then how should we think about it just
                           going forward the next couple quarters? More like this quarter?

J. Sluis                   That's what we anticipate at this point, correct.

D. Owezarski               Great. Thank you.

Operator                   Our next question comes from Jason Weiss with Robert
                           W. Baird. Please go ahead.

J. Weiss Good afternoon. Earlier today BD was talking about a pilot program they're doing with the VA hospitals where they're working right now with 18, but potentially 170 or so by the end of '07 for eradicating MRSA. Could you help us, let us know how to think about how you might be participating in that and what it could mean for you?

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J. Bishop                  Certainly, Jason. First off one needs to understand
                           the overall market dynamics. On the program that BD was evidently talking about of course right now that would be specific to them on utilizing the SmartCycler based batch approach, going into screening on that program. The problem once they're running there then as you look at need for immediate diagnosis ,that means you need to be running 24/7.

                           Now to walk you through how we see the market developing there. Primarily if one were to focus just on ICU patients, which is a key focus for the CDC, that's about 5.3 million test opportunities annually. As we would see the market potential there around $180 million. Then if you looked at all high risk patients, which would include those coming in for surgical procedures, that's about 10.5 million or $357 million. Now if you moved, and there's right now probably only about 2 or 3 accounts that are doing testing screening of all patients coming into the hospital, one of which is Evanston Northwestern which is actually using the BD product. A second one is Mayo Clinic has actually decided to go with culturing techniques. And an all admissions program would bring the market U.S. only to about just short of $1.2 billion opportunity.

                           Now as we look at Europe, the actual number of admissions into institutions in Europe are actually a little greater than in the U.S. market. So the European market could potentially be in this case larger than the U.S. market opportunity and that would put the market just between the U.S. and Europe at something a little over a $2 billion market opportunity.

                           So our view there is we are positioned to very effectively compete and take part in what is a rapidly developing market.

                           The key thing there with the GeneXpert and that's one of the beauties of it is that uniquely as one moves to implement testing within the hospital setting, there's a need to potentially run centralized lab testing. There's a need to potentially disseminate and get a test capability out and get it right in a stat lab or an ICU type of a setting situation. And that's perfect for the GeneXpert because it gives the institution the ability to take the same exact test, use it in all of those settings, not have any problems in correlating the overall results to get that benefit.

                           So we're looking right now at ... the GX-16 is well positioned already to meet those market needs because if you look at the admission rates for high volume hospitals, I mean some of the largest hospitals in the country you're admitting about 165 patients a day. In that setting we're looking at the 16 being able to easily handle that volume and then subsequently we'll be coming with the GX-HV.

                           So we view all this and frankly any time you're developing a new market opportunity, two companies moving rapidly to help develop the market are going to be more effective versus just one.

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J. Weiss                   Great. And then just as a follow on to that actually
                           kind of what you're going at at the end of your last comment. Do you see that the education in the marketplace among hospitals with the new CDC guidelines may give you some momentum coming into the beginning of 2007 when the MRSA approval is expected?

J. Bishop                  I would say that the answer to that is yes and don't
                           forget I mentioned that the new CDC guidelines are only the latest of what are like 5 different guidelines. So right now you've got the legislative activity that's underway that we're already talking about. You've got the CDC we just talked about now.

                           Then you also have the SHEA guidelines which is the Society for Healthcare Epidemiology of America. They have some similar guidelines somewhat to the CDC. And then you have the APIC initiative on MRSA. And then finally, the CMS initiative on the Medicare/Medicaid reimbursement which would then be not fully covered for patients contracting the hospital acquired infection while they're there.

                           So I think all of these initiatives are helping to much more rapidly educate the market as to the need and the benefits of initiating testing.

                           I think it was also interesting that when you look at again the CDC guidelines also on Page 11 where they're giving the actual results, where they call out the results in The Netherlands, Belgium and Denmark, where in those counties they actually don't even admit patients into the general population. They put them in quarantine until they get the results by culture and then put them into the general population. As a result, you get a very low incidence of MRSA in those countries.

                           This is where right now we see the GeneXpert as having a good opportunity over there because that's obviously an immediate market opportunity we're going to be focused on. They're already doing that, incurring the cost of waiting on cultures and we can get those results now substantially faster with the GeneXpert program.

                           Also thought it was interesting that they've called out in a study that was done here in the U.S. on VRE a reduction in prevalence in participating institutions from 2.2% in 1997 to 0.5% in 1999 which clearly shows the efficacy and the benefit of these programs and that's going to translate into substantial savings for the hospital institutions.

J. Weiss Great. Well thank you for taking my questions and congratulations on a great quarter.

J. Bishop                  Thank you.

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Operator                   Our next question Zarak Khurshid with Caris and
                           Company. Please go ahead.

Z. Khurshid                Hi, John, hi, John. Congratulations on a nice
                           quarter.

Management                 Thank you.

Z. Khurshid                You spoke a little bit about the EV review, currently
                           199 days. Can you maybe give us some more color on why you think it's taking a little longer than GBS?

J. Bishop                  Yes. As I mentioned there, this is another first in
                           class vis-a-vis a viral detection. A number of people have actually looked at EV historically and this is going to be one of the first ones to go through the FDA via the regulatory pathway for EV. Most of the testing that's done in fact out there today is all home brew so given that it's going to be one of the first and as we've seen with the GBS, it's taking a little longer.

Z. Khurshid                Okay. And then with respect to the GeneXpert clinical
                           placements, to what extent do you think customers are waiting for the EV test and the expanded menu before they invest in the instrument?

J. Bishop                  I think that we have actually a number of them right
                           now I think from what we're seeing, the EV while it's a smaller overall market opportunity, something in the $40-$50 million range, it's extremely medically valuable. So we have a number of institutions that are actually very interested in getting the GeneXpert as soon as that EV test is available. And then I think where you're going, and we would agree, would be the obvious. Once you have the system already placed then it's going to be a lot easier to pull through other tests. So if you have an institution who is interested in GBS, but not enough to go ahead and make the acquisition, they make it for the EV then it may pull through the GBS testing after the fact.

Z. Khurshid                Right. And then with regards to it sounds like MSRA
                           is on track. Any thoughts to the next test in line beyond?

J. Bishop                  Well yeah, actually when we come in February with our
                           '07 guidance expectation, I'd like to give you a better view of that. We're right now in the midst of our '07 operating plan, but I mean we've already indicated we're going to be going back immediately and working on the multiplex MRSA.

                           This would be the one that would be the combo MRSA/MSSA, along with the MEC determination. The other thing that we want to do, and those will likely be in the nasal area.

                           The other thing that there's a big demand upcoming for wounds, both in the hospital,but frankly more specifically with community acquired. There's a real need, rapidly developing need for being able to test almost in an emergency room setting and potentially moving even to a doc's office scenario where we're seeing development of fourth generation antibiotics and these antibiotics are only going to be utilized with a direct correlation to a test.

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                           So I think what we're going to be seeing here is a
                           true pharmacogenomic utility as well going forward so that's squarely in our sights at this point in time.

                           Other things that we're going to be working on will be following up in the hospital acquired infection area, certainly looking at VRE and C. difficile.

Z. Khurshid                Great. Then lastly, John, I missed the breakout of
                           the stock options expense. Could you just quickly break that out?

J. Sluis Yeah. For the quarter it was roughly 1.6 million and for the year-to-date it's 5.2.

Z. Khurshid                And then within the operating lines?

J. Sluis Okay. Gross margin we had approximately $0.2 million for stock option expense for the quarter and for the year-to-date it's $0.5. In R&D we have $0.6 million of R&D expense and for the year-to-date we're looking at $1.9. Total SG&A is $6.1. We have $0.8 million of stock compensation expense for the quarter and I'm looking here ...

Z. Khurshid                That's fine. Thanks for taking the call, guys.

J. Sluis                   And $2.7 for the 9 months by the way.

Operator Management, at this time there are no further questions. I would like to turn the conference back over to you for any additional comments.

J. Bishop                  Thank you. We certainly appreciate your participation
                           in the call today. Lasse, are you going to cover the call-in logistics for replay?

L. Glassen                 Yes, sir. We would like to thank you. As a reminder,
                           this call will be made available for replay after 7:30 p.m. Eastern time by calling 1-800-405-2236 for domestic callers or 303-590-3000 for international callers. The replay pass code is 11073987. This will be available until November 9, 2006. The call will also be available on our website at www.cepheid.com through November 2, 2007.

                           Thank you very much for joining us today.

Operator Ladies and gentlemen, this concludes today's teleconference. Thank you for participating. You may now disconnect.

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CEPHEID                                                                  PAGE 15